EXHIBIT 99

NEWS RELEASE
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FOR IMMEDIATE RELEASE           Contact:  Mark F. Bradley
---------------------                     President and Chief Operating Officer
February 3, 2004                          Peoples Bank
                                          (740) 373-3155

                   PEOPLES BANCORP FORMS CHARITABLE FOUNDATION
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         MARIETTA,Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) recently formed
Peoples Bancorp Foundation, Inc., an independent non-profit corporation, to make charitable distributions to organizations located in Peoples Bank's market areas in Ohio, West Virginia and Kentucky.
         "Being a responsible social member of our communities is important to us," said Mark F. Bradley, President and Chief Operating Officer of Peoples Bank. "With `Commitment to Our Communities' as one of our core values, we believe forming this foundation will allow us to better focus our charitable giving to enhance the quality of life in the communities Peoples Bancorp serves."
         Peoples Bancorp Inc. and its banking subsidiary, Peoples Bank, provided initial funding for Peoples Bancorp Foundation. It is expected that future additional funding will substantially come from Peoples Bancorp and Peoples Bank.
         "Our primary goal is to provide contributions and grants to organizations that assist low to moderate income families," continued Bradley. "Foundation contributions will focus charitable giving in four major areas: community investment and economic development, youth and education, human services programs that improve the social needs of low-moderate income communities and individuals, and the arts and cultures."

         The directors of Peoples Bancorp Foundation include:
o   Robert E. Evans, Chairman and CEO of Peoples Bancorp Inc.
o   George W. Broughton, President of Broughton Commercial Properties.
o   T. Pat Sauber, Owner of McDonalds Restaurants.
o   David E. Brightbill, Executive Director of Washington/Morgan Community
    Action.
o Roger W. McCauley, Executive Director of Corporation for Ohio Appalachian Development.

    Also serving as directors and officers of the newly formed Foundation:
o   Chairman and President: Mark F. Bradley (President and COO of Peoples Bank).
o Vice Chairman and Vice President: Larry E. Holdren (President, Retail and Banking Division, Peoples Bank).
o   Treasurer: Beth A. Worthington (Vice President, Peoples Financial Advisors).
o   Secretary: Kristi A. Close (Director of Media Relations, Peoples Bank).

         The charitable tax status of the newly formed Foundation is pending. Those interested in obtaining more information regarding Peoples Bancorp Foundation may contact Kristi Close at 740-376-7128 or via e-mail at kclose@peoplesbancorp.com.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.7 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 offices and 32 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Learn more about Peoples at www.peoplesbancorp.com.

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